Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Kathy Waller
EVP and Chief Financial Officer	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708

Triple-S Management Corporation Reports Third Quarter 2016 Results

SAN JUAN, Puerto Rico, November 3, 2016 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced consolidated revenues of $744.7 million and a net loss of $1.9 million, or $(0.08) per diluted share, versus net income of $4.2 million, or $0.16 per diluted share a year ago. The adjusted net loss for the quarter was $6.3 million, or $(0.26) per diluted share, versus adjusted net income of $9.2 million, or $0.36 per diluted share, a year ago.

Quarterly Consolidated Highlights

•	Consolidated operating revenues were $738.6 million, a 3.4% decrease from last year, reflecting lower premiums in the Managed Care segment;
•	Consolidated operating loss was $14.0 million;
•	Consolidated loss ratio was 87.2%;
•	Medical loss ratio (MLR) was 90.5%.

Roberto García-Rodríguez, President and Chief Executive Officer of Triple-S Management, said, “This quarter’s financial results clearly fall short of expectations.  Our performance largely reflects higher-than-anticipated trends in certain medical costs and continued prior-period unfavorable reserve developments related to the claims processing issues we described last quarter. We now have a better understanding of their root causes and have enhanced our reporting capabilities.  Going forward, we expect the reserve estimates to be more accurate, allowing us to improve the predictability of our earnings.”

García-Rodríguez continued, “We remain focused on building long-term value for our shareholders through our strategic transformation, and are taking concrete action to strengthen our core business.  We are especially pleased with the recently announced 4-star rating of our Medicare Advantage HMO contract (H5774) for payment year 2018, which is a direct result of the investments we have made in our employees, provider network, and technology to improve beneficiaries’ quality of care. Also, effective October 1, we transferred our U.S. Virgin Islands business to a third party, eliminating annual losses in excess of $3 million.  Finally, we have decided to freeze our defined benefit pension plan effective the first quarter of 2017, which will align the company with current market practices and generate average annual savings of approximately $6 million.

He concluded, “Against the backdrop of a challenging economic environment and a rapidly evolving healthcare landscape, these efforts reflect key foundational investments, important operational improvements, and our management team’s strategic focus.”

Triple-S Management Corporation
Selected Consolidated Quarterly Details

•
Consolidated premiums earned were $721.2 million, down 3.4% from last year. The decrease was principally due to lower premiums in the Managed Care business, reflecting a decline in fully-insured membership across all sectors, offset by premium rate increases in our Commercial business, higher Life Insurance premiums and the partial release of the return premium accrual to the government of Puerto Rico recognized during prior quarters.

•
At 87.2%, the consolidated loss ratio was up 220 basis points from a year ago, reflecting respective increases of 270 and 230 basis points in the Managed Care MLR and the Life Insurance segment’s loss ratio, offset by a 480-basis-point decline in the loss ratio of the Property and Casualty Insurance segment.

•	Net investment income increased by $1.7 million, or 16.0%, to $12.3 million when compared with the same period in 2015, reflecting higher invested balances.
•	Consolidated operating expenses decreased $2.5 million and the operating expense ratio increased 30 basis points year over year, to 17.0%. The reduction in operating expenses primarily reflects a
$4.4 million non-recurring contingency accrual recorded in the 2015 period, and lower personnel costs and professional service fees this year.  These fluctuations were partially offset by a new business-to-business tax implemented in Puerto Rico at the end of the third quarter of 2015 and an increase in the Health Insurance Providers Fee.
•	Triple-S Management repurchased 299,884 shares during the quarter, completing the buyback program authorized in November 2015.

Selected Managed Care Segment Quarterly Details

•	Managed Care premiums earned were $661.0 million, down $28.8 million, or 4.2%, year over year, largely reflecting a decrease in fully-insured membership.
o	Medicare premiums of $255.3 million decreased 8.6% year over year, reflecting lower membership and the reduction in 2016 reimbursement rates.
o	Commercial premiums were down 2% from a year ago, to $206.3 million, resulting from a drop in fully-insured member month enrollment, offset, in part, by higher average premium rates.
o
Medicaid premiums of $199.4 million dipped 0.2% as a result of the membership decline and the lower average premium rates negotiated with the government of Puerto Rico that went into effect July 1, 2016.  These decreases were offset, in part, by the partial release of $15.6 million from the accrued return premium to the government of Puerto Rico that has been recognized during prior quarters.

•
Managed Care MLR of 90.5% was up 270 basis points from the prior year. Excluding the impact of prior-period reserve developments, and moving the Medicare risk score revenue adjustments to the corresponding period, the Managed Care MLR decreased to 86.7%, 70 basis points lower than a year ago.

•	Managed Care operating expenses were $93.8 million, down $1.0 million, or 1.1%, year over year, primarily reflecting the changes discussed above.

Triple-S Management Corporation
Consolidated Nine-Month Recap

For the nine months ended September 30, 2016, consolidated operating revenues increased 6.3% year over year, to $2.2 billion, primarily reflecting the additional Managed Care premiums generated under the new at-risk Medicaid contract that became effective April 1, 2015. Total Medicaid premiums during this period were $582.8 million, $177.5 million higher than last year. Consolidated claims for the nine-month period were $1.9 billion, up 10.1% over last year, reflecting the higher fully-insured Managed Care enrollment associated with the new Medicaid contract. The consolidated loss ratio was up 190 basis points, to 85.8%, and the MLR rose 190 basis points, to 88.8%. Excluding the impact of prior-period reserve developments, and moving the Medicare risk score revenue adjustments to the corresponding period, the Managed Care MLR for these nine months was 88.5%, 50 basis points higher than a year ago. Consolidated operating expenses for the nine months ended September 30, 2016 were $367.5 million and the operating expense ratio was 16.7%. Consolidated net income for the period was $5.4 million, or $0.22 per diluted share, based on weighted average shares outstanding of 24.6 million, compared with net income of $38.0 million, or $1.46 per diluted share, based on weighted average shares outstanding of 26.0 million, for the same time last year. Adjusted net loss for the nine-month period was $0.2 million, or $(0.01) per diluted share, versus adjusted net income of $25.7 million, or $0.98 per diluted share, for the same time last year.

Conference Call and Webcast

Management will host a conference call and webcast on November 3, 2016 at 9:00 a.m. Eastern Time to discuss its financial results for the three months and nine months ended September 30, 2016. To participate, callers within the U.S. and Canada should dial 1-855-327-6837 and international callers should dial 1-631-891-4304 about five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s website at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s website, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the website.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks.  It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

Non-GAAP Financial Measures

This earnings release presents information about the Company’s adjusted net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Triple-S Management Corporation
Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	A downgrade in the Government of Puerto Rico’s debt
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation
Earnings Release Schedules and Supplementary Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statements of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation
Exhibit I

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
Unaudited

	September 30, 2016	December 31, 2015
Assets

Investments	$1,475,491	$1,341,546
Cash and cash equivalents	165,523	197,818
Premium and other receivables, net	333,964	282,646
Deferred policy acquisition costs and value of business acquired	190,443	190,648
Property and equipment, net	68,184	73,953
Other assets	141,313	119,534

Total assets	$2,374,918	$2,206,145

Liabilities and Equity

Policy liabilities and accruals	$1,202,644	$1,067,537
Accounts payable and accrued liabilities	268,470	254,925
Long-term borrowings	35,597	36,827

Total liabilities	1,506,711	1,359,289

Stockholders’ equity:
Common stock	24,273	24,999
Other stockholders’ equity	844,610	822,527

Total Triple-S Management Corporation stockholders’ equity	868,883	847,526

Non-controlling interest in consolidated subsidiary	(676)	(670)

Total stockholders’ equity	868,207	846,856

Total liabilities and equity	$2,374,918	$2,206,145

Triple-S Management Corporation
Exhibit II

Condensed Consolidated Statements of Earnings
(dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Premiums earned, net	$721,187	746,718	$2,188,770	2,033,383
Administrative service fees	4,146	6,163	13,749	39,835
Net investment income	12,337	10,618	36,570	32,534
Other operating revenues	871	862	2,598	2,656

Total operating revenues	738,541	764,361	2,241,687	2,108,408

Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	-	(1,627)	(1,434)	(4,489)
Net realized gains, excluding other-than-temporary impairment losses on securities	5,376	66	8,388	19,748

Total net realized investment gains (losses) on sale of securities	5,376	(1,561)	6,954	15,259

Other income, net	734	2,289	5,468	5,131

Total revenues	744,651	765,089	2,254,109	2,128,798

Benefits and expenses:
Claims incurred	629,169	634,909	1,877,950	1,705,237
Operating expenses	123,406	125,887	367,498	380,086

Total operating costs	752,575	760,796	2,245,448	2,085,323

Interest expense	1,893	1,979	5,729	6,235

Total benefits and expenses	754,468	762,775	2,251,177	2,091,558

(Loss) income before taxes	(9,817)	2,314	2,932	37,240

Income tax benefit	(7,873)	(1,850)	(2,457)	(631)

Net (loss) income	(1,944)	4,164	5,389	37,871

Less: Net loss attributable to the non-controlling interest	3	30	6	85

Net (loss) income attributable to Triple-S Management Corporation	$(1,941)	$4,194	$5,395	$37,956

Earnings per share attributable to Triple-S Management Corporation:

Basic net (loss) income per share	$(0.08)	$0.17	$0.22	$1.46
Diluted net (loss) income per share	$(0.08)	$0.16	$0.22	$1.46

Triple-S Management Corporation
Exhibit III

Condensed Consolidated Statements of Cash Flows
(dollar amounts in thousands)
Unaudited

	For the Nine Months ended September 30,
	2016	2015

Net cash provided by operating activities	$83,011	$171,470

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	227,631	307,545
Fixed maturities matured/called	32,308	38,323
Equity securities sold	67,054	81,176
Securities held to maturity - fixed maturities matured/called	1,220	639
Acquisition of investments:
Securities available for sale:
Fixed maturities	(258,378)	(360,588)
Equity securities	(153,399)	(81,901)
Securities held to maturity - fixed maturities	(1,124)	(623)
Increase in other investments	(1,939)	(2,139)
Net disbursements for policy loans	(471)	(498)
Net capital expenditures	(3,517)	(5,628)

Net cash used in by investing activities	(90,615)	(23,694)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(1,035)	(5,262)
Repayments of long-term borrowings	(1,230)	(12,230)
Repurchase and retirement of common stock	(21,371)	(40,983)
Proceeds from policyholder deposits	12,488	5,587
Surrenders of policyholder deposits	(13,543)	(10,468)

Net cash used in financing activities	(24,691)	(63,356)

Net (decrease) increase in cash and cash equivalents	(32,295)	84,420

Cash and cash equivalents, beginning of period	197,818	110,037

Cash and cash equivalents, end of period	$165,523	$194,457

Triple-S Management Corporation
Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended September 30,				Nine months ended September 30,
(dollar amounts in millions)	2016	2015	Percentage Change		2016	2015	Percentage Change

Premiums earned, net:
Managed Care:
Commercial	$206.3	$210.6	(2.0%)		$636.8	$634.9	0.3%
Medicare	255.3	279.4	(8.6%)		789.4	818.0	(3.5%)
Medicaid	199.4	199.8	(0.2%)		582.8	405.3	43.8%
Total Managed Care	661.0	689.8	(4.2%)		2,009.0	1,858.2	8.1%
Life Insurance	38.9	35.7	9.0%		116.8	109.9	6.3%
Property and Casualty	22.0	21.7	1.4%		65.0	67.0	(3.0%)
Other	(0.7)	(0.5)	(40.0%)		(2.0)	(1.7)	(17.6%)
Consolidated premiums earned, net	$721.2	$746.7	(3.4%)		$2,188.8	$2,033.4	7.6%
Operating revenues (loss): [1]
Managed Care	$669.8	$698.1	(4.1%)		$2,037.5	$1,909.8	6.7%
Life Insurance	45.3	41.5	9.2%		135.5	127.6	6.2%
Property and Casualty	24.3	23.7	2.5%		71.6	73.1	(2.1%)
Other	(0.8)	1.1	172.7%		(2.9)	(2.1)	(38.1%)
Consolidated operating revenues	$738.6	$764.4	(3.4%)		$2,241.7	$2,108.4	6.3%
Operating (loss) income: [2]
Managed Care	$(22.0)	$(2.2)	(900.0%)		$(26.4)	$6.3	(519.0%)
Life Insurance	4.2	4.3	(2.3%)		14.9	14.4	3.5%
Property and Casualty	4.0	2.6	53.8%		9.5	6.6	43.9%
Other	(0.2)	(1.1)	(81.8%)		(1.8)	(4.2)	57.1%
Consolidated operating (loss) income	$(14.0)	$3.6	(488.9%)		$(3.8)	$23.1	(116.5%)
Operating margin: [3]
Managed Care	(3.3%)	(0.3%)	-300	bp	(1.3%)	0.3%	-160	bp
Life Insurance	9.3%	10.4%	-110	bp	11.0%	11.3%	-30	bp
Property and Casualty	16.5%	11.0%	550	bp	13.3%	9.0%	430	bp
Consolidated	(1.9%)	0.5%	-240	bp	(0.2%)	1.1%	-130	bp
Depreciation and amortization expense	$3.3	$3.9	(15.4%)		$10.6	$12.0	(11.7%)

1 Operating revenues include premiums earned, net, administrative service fees and net investment income.
2 Operating income or loss include operating revenues minus operating costs.  Operating costs include claims incurred and operating expenses.
3 Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation
Managed Care Additional Data	Three months ended September 30,		Nine months ended September 30,
(Unaudited)	2016	2015	2016	2015
Member months enrollment:
Commercial:
Fully-insured	1,039,842	1,119,344	3,199,546	3,388,436
Self-insured	534,653	544,881	1,617,900	1,680,435
Total Commercial	1,574,495	1,664,225	4,817,446	5,068,871
Medicare Advantage	344,167	370,702	1,059,702	1,073,726
Medicaid:
Fully-insured	1,205,792	1,279,692	3,634,029	2,583,204
Self-insured	-	-	-	4,229,082
Total Medicaid	1,205,792	1,279,692	3,634,029	6,812,286
Total member months	3,124,454	3,314,619	9,511,177	12,954,883

Claim liabilities (in millions)			$369.9	$348.3
Days claim payable			57	58 *
Premium PMPM:
Managed Care	$255.23	$249.05	$254.52	$263.75
Commercial	198.40	188.15	199.03	187.37
Medicare Advantage	741.79	753.71	744.93	761.83
Medicaid	165.37	156.13	160.37	156.90

Medical loss ratio:	90.5%	87.8%	88.8%	86.9%
Commercial	87.4%	84.8%	86.4%	84.4%
Medicare Advantage	93.6%	86.4%	90.0%	86.3%
Medicaid	89.7%	92.5%	89.7%	91.5%

Adjusted medical loss ratio: [1]	86.7%	87.4%	88.5%	88.0%
Commercial	83.4%	86.1%	85.3%	86.8%
Medicare Advantage	87.1%	85.3%	90.2%	87.1%
Medicaid	89.7%	91.4%	89.9%	91.3%

Operating expense ratio:
Consolidated	17.0%	16.7%	16.7%	18.3%
Managed Care	14.1%	13.6%	13.8%	15.2%
*Information provided as of December 31, 2015.

1 The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents them in the corresponding period.

Triple-S Management Corporation
Managed Care Membership by Segment	As of September 30,
	2016	2015
Members:
Commercial:
Fully-insured	344,311	371,426
Self-insured	177,683	181,045
Total Commercial	521,994	552,471
Medicare Advantage	113,950	124,004
Medicaid	402,358	423,944
Total members	1,038,302	1,100,419

Triple-S Management Corporation
Exhibit V

Reconciliation of Non-GAAP Financial Measures

	Adjusted Net (Loss) Income
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(dollar amounts in millions)	2016	2015	2016	2015
Net (loss) income	$(1.9)	$4.2	$5.4	$38.0
Less adjustments:
Net realized investment gains, net of tax	4.3	(1.2)	5.6	12.2
Contingency accrual	-	(4.4)	-	(4.4)
Non-recurring tax benefit	-	-	-	3.1
Private equity investment income, net of tax [1]	0.1	0.6	-	1.4
Adjusted net (loss) income	$(6.3)	$9.2	$(0.2)	$25.7
Diluted adjusted net (loss) income per share	$(0.26)	$0.36	$(0.01)	$0.98

Adjusted net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Management believes that the use of this adjusted net income and adjusted net income per share provides investors and management useful information about the earnings impact of realized investment gains and other non-recurring items impacting the Company’s results of operations.  This non-GAAP metric does not consider all of the items associated with the Company’s operations as determined in accordance with GAAP. As a result, one should not consider these measures in isolation.

1 The adjusted net income for 2015 was modified to exclude equity pick-up generated from private equity investments.

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